Exhibit 5.3

Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017 davispolk.com

February 14, 2024 Citigroup Global Markets Holdings Inc. 388 Greenwich Street New York, New York 10013

Ladies and Gentlemen:

Citigroup Global Markets Holdings Inc., a New York corporation (the “Company”), and Citigroup Inc., a Delaware corporation (the “Guarantor”), have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File Nos. 333-270327 and 333-270327-01) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), among other securities, debt securities of the Company and guarantees thereof by the Guarantor. Such securities include, among other securities, the Company’s Medium-Term Senior Notes, Series N (the “Notes”), to be issued from time to time pursuant to the senior debt indenture dated as of March 8, 2016 as supplemented by the First Supplemental Indenture dated as of March 1, 2017, the Second Supplemental Indenture dated as of April 13, 2020 and the Third Supplemental Indenture dated as of December 18, 2023 (as may be supplemented from time to time and in effect as of the date hereof, the “Indenture”) among the Company, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee”), and the guarantee of the Notes by the Guarantor (the “Guarantee”).

We, as your special products counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vii) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the specific terms of particular Notes have been duly authorized and established in accordance with the Indenture, and such Notes have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other distribution agreement against payment therefor, such Notes and the related Guarantee will constitute valid and binding obligations of the Company and the Guarantor respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts

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of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or any similar provision of applicable law on the conclusions expressed above.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Note, (i) the terms of such Note shall have been duly established under the Indenture, the Board of Directors (or a duly authorized committee thereof) of the Company shall have duly authorized the issuance and sale of such Note, the Board of Directors (or a duly authorized committee thereof) of the Guarantor shall have duly authorized the Guarantee thereof and, in each such case such authorization shall not have been modified or rescinded; (ii) each of the Company and the Guarantor is, and shall remain, validly existing as a corporation in good standing under the laws of the State of New York and the State of Delaware, respectively; (iii) the effectiveness of the Registration Statement under the Securities Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, shall not have been terminated or rescinded; (iv) the Indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the Trustee; (v) the execution and delivery of the Indenture and such Note by each party thereto, and the performance by each such party of its obligations thereunder and the performance by the Guarantor of its obligations under the related Guarantee, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents; and (vi) there shall not have occurred any change in law affecting the validity or enforceability of such Note or the related Guarantee. We have also assumed that none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note and the related Guarantee, nor the compliance by the Company or the Guarantor with the terms of such Note and the related Guarantee respectively, will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company or the Guarantor or any restriction imposed by any court or governmental body having jurisdiction over the Company or the Guarantor, as applicable.

In connection with our opinion above, we note that, as of the date of this opinion, a judgment for money in an action based on Notes payable in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency in which a particular Note is payable into United States dollars will depend upon various factors, including which court renders the judgment. However, if a judgment for money in an action based on the Notes were entered by a New York court, such court would enter the judgment in the foreign currency.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York, except that we express no opinion as to the application of state securities or Blue Sky laws to the Notes.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Guarantor with the Commission on the date hereof and its incorporation by reference into the Registration Statement. In addition, if a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

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“In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc. respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President — Corporate Securities Issuance Legal of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.]”

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP